Exhibit 99.1

U.S. Bankruptcy Court Assumes Jurisdiction In Enron, Sierra Pacific Resources’ Dispute

December 2, 2004
Sierra Pacific Resources
Contact: Media:
Sonya Headen: (702) 367-5222
Analyst Contact:
Britta Carlson: (702) 367-5634
Phone: please see above

For Immediate Release

Las Vegas, Nev. — Sierra Pacific Resources (NYSE:SRP) said that the U.S. Bankruptcy Court for the Southern District of New York today enjoined the company’s electric utilities from participating in Federal Energy Regulatory Commission (FERC) hearings that were scheduled to begin December 13, 2004, in the companies’ ongoing dispute with Enron Power Marketing, Inc. over terminated power contracts.

Judge Arthur Gonzalez, who said he will issue his final order Friday, December 3, stated that the issues involved in the proposed FERC hearings were “duplicative” of what is now before his court.

On October 11, 2004, the U.S. District Court for the Southern District of New York had vacated a prior summary judgment by the Bankruptcy Court calling for the Sierra Pacific utilities to pay Enron a total of approximately $336 million for terminated contracts. The court remanded the case back to Judge Gonzalez to rehear facts, issues and arguments of the case.

Sierra Pacific Resources said it is reviewing its options, which include a possible appeal of today’s decision.

Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries in the near future and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, adverse decisions in the Enron litigation or other pending or future litigation, unfavorable rulings in Nevada Power’s future rate cases, Nevada Power Company’s ability to access the capital markets for construction and capital costs and general corporate purposes, and their ability to purchase sufficient power to meet power demands. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 and their Annual Reports on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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